Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Mural Oncology plc of our report dated March 11, 2025 relating to the financial statements, which appears in Mural Oncology plc’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 11, 2025